Exhibit 99.4

THIRD AMENDMENT TO LOAN AGREEMENT

AND REAFFIRMATION OF LOAN DOCUMENTS

THIS THIRD AMENDMENT TO LOAN AGREEMENT AND REAFFIRMATION OF LOAN DOCUMENTS (this "Third Amendment") is made and entered into as of September 29, 2008, by and among MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a Delaware limited liability company ("3161"), MAGUIRE PROPERTIES-PARK PLACE PS2, LLC, a Delaware limited liability company ("PS2"), and MAGUIRE PROPERTIES-PARK PLACE PS5, LLC, a Delaware limited liability company ("PS5") (individually and collectively, jointly and severally, "Borrower"); EUROHYPO AG, NEW YORK BRANCH, as a Lender (in such capacity, "Eurohypo"), LANDESBANK BADEN-WURTTEMBERG, as a Lender, AIB DEBT MANAGEMENT LIMITED, as a Lender, BANK OF THE WEST, as a Lender, BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender, LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH, as a Lender, CAPMARK BANK, a Utah industrial bank, as a Lender ("Capmark Bank"), and MIDFIRST BANK, a federally chartered savings association, as a Lender; and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").  Each of the parties identified above as a Lender, together with any other party who becomes a lender party to the Loan Agreement (as defined below) after the date hereof pursuant to Section 12.24(2) of the Loan Agreement, are sometimes referred to herein individually as a "Lender" and collectively as the "Lenders".

R E C I T A L S :

A.           Borrower, the Administrative Agent, Eurohypo and Capmark Bank entered into that certain Construction Loan Agreement, dated as of September 29, 2006 (the "Loan Agreement").  Subsequent thereto, pursuant to various Assignments and Acceptances, (i) Landesbank Sachsen Aktiengesellschaft, (ii) AIB Debt Management Limited, (iii) Bank of the West, (iv) Bayerische Landesbank, New York Branch, (v) Landesbank Baden-Wurttemberg, New York Branch, and (vi) MidFirst Bank acquired their respective interests as Lenders under the Original Loan Agreement.

B.           Borrower, the Administrative Agent and certain of the Lenders entered into that certain First Amendment to Loan Agreement and Reaffirmation of Loan Documents dated as of September 30, 2007 (the "First Amendment", and together with the above-referenced Loan Agreement, collectively referred to herein as the “Original Loan Agreement”).

C.           In connection with the First Amendment, Maguire Properties, L.P., a Maryland limited partnership (“Guarantor”) executed and delivered that certain Modification and Reaffirmation of Guarantor Documents dated as of September 30, 2007 (the “Guarantor Modification and Reaffirmation Agreement”) in favor of Administrative Agent (on behalf of the Lenders).

D.           Concurrently herewith, Borrower, the Administrative Agent and the Lenders are entering into a Second Amendment to Loan Agreement and Reaffirmation of Loan Documents

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(the “Second Amendment”; the Original Loan Agreement, as amended thereby, is referred to herein as the “Loan Agreement”), and Guarantor has executed and delivered that certain Second Modification and Reaffirmation of Guarantor Documents in favor of Administrative Agent (on behalf of the Lenders).

E.           In connection with the documentation of the Second Amendment, the parties have discovered a mistake in the Original Loan Agreement, and desire to enter into this Third Amendment in order to take appropriate steps to correct that mistake.  All capitalized terms used but not defined herein shall have the meanings set forth in Loan Agreement, as modified hereby.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lenders agree as follows:

1.           Loan Correction.  The parties hereby agree that Section 2.1(3)(b) of the Loan Agreement, insofar as it would result in the termination of the unused Commitments remaining at the commencement of the First Extension Period, does not reflect the true intent of the parties at the time the Loan Agreement was entered into, was included in the Original Loan Agreement by mistake, and is hereby waived, and the unused Commitments shall remain available for disbursement in accordance with the Loan Agreement through the First Extension Period.  Section 2.1(3)(b) of the Loan Agreement, insofar as it would result in the termination of the unused Commitments remaining at the commencement of the Second Extension Period and through the remainder of the term of the Loans, is hereby reaffirmed and remains in full force and effect.

2.           Reaffirmation and Waiver.

(a)           Borrower hereby (i) reaffirms, ratifies, confirms, and acknowledges its obligations under the Notes, the Loan Agreement, and all the other Loan Documents, and agrees to continue to be bound thereby and perform thereunder, (ii) agrees and acknowledges that all such Loan Documents and all of Borrower's obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified.

(b)           Concurrently herewith, Guarantor is executing and delivering to Administrative Agent the Reaffirmation Agreement attached hereto.  Such reaffirmation is a "Loan Document" and all references herein, in the Loan Agreement and in the Loan Documents to the "Loan Documents", to the "Guarantor Documents" or to any specific one of the Guarantor Documents shall be deemed to include such reaffirmation.

3.           Miscellaneous.

(a)           Controlling Provisions.  In the event of any inconsistencies between the provisions of this Third Amendment and the provisions of any other Loan Document, the provisions of this Third Amendment shall govern and prevail.  Except as expressly modified by

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this Third Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

(b)           Further Assurances.  At Administrative Agent's request, Borrower shall promptly execute any other document or instrument and/or seek any consent or agreement from any third party that Administrative Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Third Amendment, provided, the same shall not result in a decrease of the rights of Borrower or result in an increase in Borrower's obligations under the Loan Documents.  At Administrative Agent's request, Borrower shall promptly cause any other Borrower Party or any of the holders of any equity interest in any other Borrower Party, as applicable, to execute any other document or instrument and/or diligently seek any consent or agreement from any third party that Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Third Amendment, provided the same shall not result in a decrease of the rights of such Borrower Party or result in an increase in such Borrower Party's obligations under the Loan Documents.

(c)           Counterparts.  This Third Amendment may be executed by one or more of the parties to this Third Amendment in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

(d)           Entire Agreement.  This Third Amendment, together with the other Loan Documents and the Assignments and Acceptances referred to in the Recitals hereto, set forth the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.  This Third Amendment shall not prejudice any rights or remedies of Bank under the Loan Documents.  The Administrative Agent and each Lender reserve, without limitation, all rights which each has against any indemnitor, guarantor, or endorser of the Notes.  Nothing in this Third Amendment shall impair the lien of the Mortgage, which as hereby amended shall remain a deed of trust with a power of sale, creating a first lien encumbering the Project.

(e)           GOVERNING LAW.  PURSUANT TO SECTION 12.21 OF THE LOAN AGREEMENT, THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(f)            No Third Parties Benefited.  This Third Amendment is made and entered into for the sole protection and legal benefit of Borrower, Administrative Agent, the Lenders and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Third Amendment or any of the other Loan Documents.  Administrative Agent shall not have any obligation to any Person not a party to this Third Amendment or the other Loan Documents.

(g)           Exculpation Parties.  The provisions of Article 13 of the Loan Agreement are incorporated herein by this reference.

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IN WITNESS WHEREOF, Borrower, Administrative Agent, and the Lenders have caused this Third Amendment to be executed by their duly authorized representatives as of the day, month and year first above written.

BORROWER:

MAGUIRE PROPERTIES-3161 MICHELSON, LLC, a Delaware limited
liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

MAGUIRE PROPERTIES-PARK PLACE PS2, LLC, a Delaware limited liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

MAGUIRE PROPERTIES-PARK PLACE PS5, LLC, a Delaware limited liability company

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Vice President

LENDERS:

EUROHYPO AG, NEW YORK BRANCH, as a Lender
By:	/s/ Mark A. Fisher
	Name:	Mark A. Fisher
	Title:	Executive Director

By:	/s/ John Hayes
	Name:	John Hayes
	Title:	Vice President

LANDESBANK BADEN-WURTTEMBERG, NEW YORK BRANCH, as a Lender
By:	/s/ Leonard J. Crann
	Name:	Leonard J. Crann
	Title:	Head of Real Estate Finance Department

By:	/s/ Amy Edwards
	Name:	Amy Edwards
	Title:	Assistant Vice President

AIB DEBT MANAGEMENT LIMITED, as a Lender
By:	/s/ Kevin Cutter
	Name:	Kevin Cutter
	Title:	Assistant Vice President Investment Adviser to AIB Debt Management, Limited

By:	/s/ Gabe Potyondy
	Name:	Gabe Potyondy
	Title:	Senior Vice President Investment Advisor to AIB Debt Management, Limited

BANK OF THE WEST, as a Lender
By:	/s/ Wendi Reed
	Name:	Wendi Reed
	Title:	Vice President

By:	/s/ Chuck Weerasooriya
	Name:	Chuck Weerasooriya
	Title:	Senior Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender
By:	/s/ Mark Lehman
	Name:	Mark Lehman
	Title:	Vice President

By:	/s/ Thorsten Macke
	Name:	Thorsten Macke
	Title:	Vice President

CAPMARK BANK, a Utah industrial bank, as a Lender
By:	/s/ George Hernandez
	Name:	George Hernandez
	Title:	Vice President

By:	/s/
Name:
Title:

MIDFIRST BANK, a federally chartered savings association, as a Lender
By:	/s/ Chris Reeves
	Name:	Chris Reeves
	Title:	Vice President

By:	/s/
Name:
Title:

ADMINISTRATIVE AGENT:

EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:	/s/ Mark A. Fisher
	Name:	Mark A. Fisher
	Title:	Executive Director

By:	/s/ John Hayes
	Name:	John Hayes
	Title:	Vice President

LANDESBANK BADEN-WURTTEMBERG, as a Lender
By:	/s/ Leonard J. Crann
	Name:	Leonard J. Crann
	Title:	Head of Real Estate Finance Department
By:

By:	/s/
Name:
Title: